EXHIBIT 99.1

BANK OF MARIN BANCORP

PRESS  RELEASE

For Immediate Release:	July 2, 2007

For additional information contact: Pam Hamilton, (415) 381-8198, pam@hamiltoninkpr.com

Novato, CA – The Board of Directors of Bank of Marin Bancorp (the “Company”) (Nasdaq Capital Market: BMRC) announced today that its formation as a bank holding company for Bank of Marin was completed as of close of business on Sunday, July 1, 2007.  As a result of the transaction, Bank of Marin has become a wholly-owned subsidiary of the Company and shareholders of the Bank have become shareholders of the holding company on a “one share for one share” basis.  Shares of Bank of Marin Bancorp are listed on the Nasdaq Capital Market as of today under the symbol “BMRC.”

The Board also announced that it has adopted a Rights Agreement and declared a dividend distribution of one Right for each outstanding share of the Company's common stock. The plan is designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. The record date for the distribution is July 23, 2007.  These Rights will replace rights previously issued and subsequently redeemed by Bank of Marin pursuant to a similar plan.

Russell A. Colombo, President and Chief Executive Officer, stated that, "We are very pleased to announce the consummation of our holding company reorganization and believe that a holding company form of organization will provide flexibility for meeting the financing needs of the enterprise, in responding to evolving changes in the banking and financial services industries and meeting the competition of other financial institutions, and in acquiring other financial institutions and companies engaged in other related activities."

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in filings under the Securities Exchange Act of 1934.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", “believe”, "projected", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof.  Bank of Marin Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Bank of Marin Bancorp under PSLRA's safe harbor provisions.